Exhibit 99


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                         P R E S S   R E L E A S E

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RELEASE DATE:                                CONTACT:
------------                                 -------

April 19, 2005                               CHARLES P. EVANOSKI
                                             GROUP SENIOR VICE RESIDENT
                                             CHIEF FINANCIAL OFFICER
                                             (724) 758-5584


                          FOR IMMEDIATE RELEASE
                          ---------------------

                   ESB FINANCIAL CORPORATION ANNOUNCES
                          FIRST QUARTER EARNINGS


Ellwood City, Pennsylvania, April 19, 2005 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.24 per diluted share on net income of $2.9 million for the quarter ended March 31, 2005, which represents an increase of 4.3% in net income per diluted share, and a 17.4% increase in net income, as compared to earnings of $0.23 per diluted share on net income of $2.4 million for the same period in 2004. The Company's annualized return on average assets and average equity were 0.73% and 9.88%, respectively, for the quarter ended March 31, 2005.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Board of Directors, senior management and I are pleased with the strong improvement to the net interest income which is a reflection of the Company's commitment to internal growth as well as growth through acquisitions. We are also very pleased with the efforts of the Company's management and employees to coordinate and complete the successful integration of PHSB Financial Corporation's operations, which was acquired on February 11, 2005, into the operations of ESB Financial Corporation. The Company continues to pursue strategies to grow and provide a sound investment return to our shareholders."

Net income for the first quarter of 2005, as compared to the first quarter of 2004, increased by $423,000 due to an increase of $1.0 million in net interest income after provision for loan losses and a decrease in noninterest expense of $211,000. The decrease in noninterest expense was primarily due a decrease in the loss on early extinguishment of debt of $844,000 which was partially offset by increases in salaries and personnel costs, premises and occupancy costs and advertising of $242,000, $133,000 and $71,000, respectively. The increase to net interest income was partially offset by a decrease in noninterest income of $752,000 along with an increase in the provision for income taxes of $76,000. The $752,000 decrease in noninterest income was primarily the result of decreases in securities gains of $943,000 and joint venture income of $116,000 partially offset by an increase in service charges of $213,000.



Press Release
Page 2 of 3
April 19, 2005

The Company's total assets increased by $383.7 million, or 27.5%, to $1.8 billion at March 31, 2005 from $1.4 billion at December 31, 2004. This increase was primarily the result of the acquisition of PHSB Financial Corporation during the first quarter. Through this merger, the Company acquired $331.0 million in assets, $146.0 million in loans and $231.0 million in deposits. The $383.7 million increase in assets resulted primarily from increases in loans receivable of $153.6 million, or 44.7%, to $497.1 million, securities of $164.8 million, or 17.7%, to $1.1 billion along with a $34.0 million increase in goodwill from the acquisition. The Company's total liabilities increased by $352.2 million, or 27.2%, to $1.7 billion at March 31, 2005. This increase in total liabilities was primarily the result of an increase in deposits of $245.5 million, or 42.3%, to $825.8 million along with an increase in borrowed funds of $97.9 million, or 13.9%, to $800.7 million. Total stockholders' equity increased $31.5 million, or 32.2%, to $129.3 million at March 31, 2005, from $97.8 million at December 31, 2004. The increase to stockholders' equity was primarily the result of common stock (and the related paid-in capital) issued in connection with the acquisition of PHSB in the amount of $39.5 million, partially offset by a decrease in accumulated other comprehensive income (loss) of $8.6 million. Average stockholders' equity to average assets was 7.35%, and book value per share was $9.57 at March 31, 2005 compared to 6.99% and $9.16 at December 31, 2004.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.





Press Release
Page 3 of 3
April 19, 2005



                 ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                 ------------------------------------------
                           Financial Highlights
             (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
----------------
                                                        Three Months
                                                       Ended March 31,
                                                    2005           2004
                                                    ----           ----

    Interest income                             $   17,722     $   15,200
    Interest expense                                10,246          8,729
                                                    ------         ------
    Net interest income                              7,476          6,471
    (Recovery of) provision for loan losses            (16)            19
                                                    ------         ------
    Net interest income after
       (recovery of) provision for loan losses       7,492          6,452
    Noninterest income                               1,310          2,062
    Noninterest expense                              5,344          5,555
                                                    ------         ------
    Income before provision
       for income taxes                              3,458          2,959
    Provision for income taxes                         597            521
                                                    ------         ------
    Net income                                  $    2,861     $    2,438
                                                    ======         ======
    Net income per share:
       Basic                                         $0.24          $0.24
       Diluted                                       $0.24          $0.23

    Annualized return on average assets               0.73%          0.71%
    Annualized return on average equity               9.88%          9.73%


FINANCIAL CONDITION DATA:
------------------------                                   As of:
                                                  03/31/05       12/31/04
                                                  ---------      ---------

    Total assets                                 $1,778,255     $1,394,515
    Cash and cash equivalents                        27,048         17,703
    Total investment securities                   1,094,606        929,794
    Loans receivable, net                           497,107        343,524
    Customer deposits                               825,817        580,346
    Borrowed funds (includes subordinated debt)     800,684        702,773
    Stockholders' equity                            129,300         97,801
    Book value per share                              $9.57          $9.16

    Average equity to average assets                   7.35%          6.99%
    Allowance for loan losses to loans receivable      1.02%          1.06%
    Nonperforming assets to total assets               0.25%          0.26%